EXHIBIT 99.1

SJW CORP. Announces Pricing of Public Offering of Common Stock

SAN JOSE, Calif. March 28, 2013—(BUSINESS WIRE)—SJW Corp. (NYSE:SJW) today announced that it has priced a firm commitment underwritten public offering of 1,321,000 shares of common stock at a public offering price of $26.50 per share for an aggregate gross proceeds of approximately $35 million. The offering is expected to close on or about April 3, 2013, subject to customary closing conditions. The Company has also granted the underwriters a 30-day option to purchase up to 198,150 shares of common stock to cover over-allotments, if any.

Robert W. Baird & Co. Incorporated is serving as sole book-runner for the offering. Janney Montgomery Scott, Brean Capital and Blaylock Robert Van, LLC are serving as co-managers for the offering.

The Company intends to use the net proceeds from this offering to repay its short-term borrowings, fund the construction programs of its water utility services and for other general corporate purposes.

The securities described above are being offered by the Company pursuant to a “shelf” registration statement (including a prospectus) previously filed with and declared effective by the Securities and Exchange Commission (SEC) on December 21, 2012. This offering is being made only by means of a prospectus supplement and accompanying base prospectus. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained by sending a request to Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, Galleria Level, Milwaukee, Wisconsin 53202-5391, or by calling 1-800-792-2413 or email: syndicate@rwbaird.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.’s public offering and expected use of proceeds and closing of the offering, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.’s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About SJW Corp.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

SJW Corp.

Suzy Papazian, 408-279-7961

Corporate Secretary/Attorney